Exhibit 99.1

HARSCO CORPORATION ANNOUNCES RESULTS OF
59TH ANNUAL MEETING OF STOCKHOLDERS

CAMP HILL, PA (April 30, 2014) . . . Harsco Corporation (NYSE: HSC) announced today the results of its 59th Annual Meeting of Stockholders, held yesterday in Camp Hill, Pennsylvania.

Stockholders approved the election of all nine nominees to the Board of Directors to serve until the 2015 Annual Meeting and also ratified the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Independent Auditors for the year ending December 31, 2014. The elected Board members include seven returning members, including non-executive Chairman Henry W. Knueppel, as well as two new members, Elaine LaRoche and Phillip C. Widman, who succeed retiring Board members Dr. Robert C. Wilburn and Andrew J. Sordoni III. Stockholders also overwhelmingly approved the annual, non-binding advisory vote on named executive officer compensation, commonly known as a “say-on-pay” vote.

The Company also announced that the Board has appointed F. Nicholas Grasberger to the Board of Directors effective April 29, 2014 to fill the vacancy following former CEO Patrick Decker’s resignation from the Company and Board earlier this year. As previously announced, Mr. Grasberger was recently appointed as the Company’s President and Chief Operating Officer as the first step in a planned management transition. During this transition, Mr. Grasberger will continue his duties as Chief Financial Officer while the search for his successor in that role is conducted, and will become the Company’s President and Chief Executive Officer by approximately mid-year 2014 once this process is complete.  Mr. Grasberger was appointed to serve as Director until the 2015 Annual Meeting of Shareholders.

Harsco Corporation is a diversified global industrial company serving major industries that are fundamental to worldwide economic progress, including steel and metals, railways and energy. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

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